R. David Hoover
Lilly Corporate Center
Indianapolis, Indiana  46285



Securities and Exchange Commission
Washington, D.C.  20549

Authorization Regarding Reporting Forms

I hereby authorize and designate the following persons to sign and file with the Commission on my behalf Forms 3, 4 and 5 (including any amendments thereto) covering my transactions and holdings in the common stock and other equity securities of Eli Lilly and Company as required by Section 16 of the Securities Exchange Act of 1934 and the rules thereunder:

    Michael J. Harrington, Lilly Corporate Center, Indianapolis,
Indiana

    James B. Lootens, Lilly Corporate Center, Indianapolis,
Indiana

    Tiffany R. Benjamin, Lilly Corporate Center, Indianapolis,
Indiana

This authorization and designation shall remain in effect until a written revocation is signed by me and provided to the Commission.


October 19, 2015


/s/ R. David Hoover